News Release BJ Services Company

4601 Westway Park Blvd.

Houston, Texas 77041

713/462-4239

Contact: Jeff Smith

BJ SERVICES REPORTS THIRD FISCAL QUARTER

EARNINGS OF $0.48 PER DILUTED SHARE

Houston, Texas. July 22, 2008. BJ Services Company (BJS-NYSE, CBOE, PCX) today reported net income of $141.8 million, or $0.48 per diluted share, for the third quarter of fiscal 2008, which ended June 30, 2008. These results represent a 12% increase from the $0.43 per diluted share reported in the previous quarter and a 16% decrease compared to the $0.57 per diluted share reported in the third quarter of fiscal 2007.

Revenue in the third quarter of fiscal 2008 was a record $1.33 billion, a 4% increase from the $1.28 billion reported in the previous quarter and a 15% increase from the $1.15 billion reported in the prior year's June quarter. Operating income for the quarter was $206.9 million, an 11% increase compared to $186.5 million for the previous quarter and a 20% decrease compared to $257.8 million reported in the third quarter of fiscal 2007. Operating income as a percentage of revenue was 15.6% in the third quarter of fiscal 2008, compared to 14.5% in the previous quarter and 22.4% in the comparable quarter of the prior year. The lower operating margin compared to the prior year is primarily attributable to lower pricing in our U.S. Pressure Pumping operations.

Commenting on the results, Chairman and CEO Bill Stewart said, "We are greatly encouraged by our operating results for the quarter. The significant milestone of achieving price and margin stabilization in U.S. Pressure Pumping operations appears to have occurred during the quarter. Improved margins in our International Pressure Pumping operations were also achieved and we expect these two events to be positive turning points for the Company in today's market environment.

"In North America, U.S. drilling activity exceeded expectations, while Canada activity was hindered by the seasonal spring break-up period. Importantly, as stated above, prices in the U.S. for our services appear to be stabilizing. The U.S./Mexico Pressure Pumping, International Pressure Pumping and Oilfield Services segments all experienced sequentially improved revenues and operating margins for the quarter.

"Looking at our fourth fiscal quarter, we expect drilling activity in the U.S. to be up 3%-4% compared to the third fiscal quarter. In Canada, the spring break-up period is over, and we expect meaningful positive contribution sequentially from our operations there. We anticipate modest sequential revenue and margin improvement from our International Pressure Pumping and Oilfield Services operations. Based on these assumptions, we are currently projecting diluted earnings for the fourth fiscal quarter to be in the range of $0.54 to $0.57 per share."

Debt decreased $14.7 million during the quarter to $601.2 million and cash and cash equivalents increased $38.9 million to $82.5 million during the quarter. Uses of cash during the quarter included capital expenditures of $106.5 million, payment of $14.7 million in dividends and $53.4 million for the May 2008 purchase of Innicor Subsurface Technologies Inc., an important complement to the Company's completion tool product line. Innicor is a Calgary-based designer, manufacturer and provider of tools and equipment used in the completion and production phases of oil and gas well development in Canada and select international markets.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

UNAUDITED

(in thousands except per share amounts)
Three Months Ended
June 30			March 31
	2008	2007	2008
Revenue	$1,328,228	$1,152,518	$1,283,202
Operating Expenses:
Cost of sales and services	1,032,375	812,701	1,004,107
Research and engineering	18,563	17,146	18,913
Marketing	29,400	27,450	31,764
General and administrative	40,401	35,630	41,652
Loss on long-lived assets	631	1,764	238
Total operating expenses	1,121,370	894,691	1,096,674
Operating income	206,858	257,827	186,528
Interest expense	(6,596)	(8,994)	(6,949)
Interest income	554	581	356
Other income/(expense), net	(3,189)	(1,806)	1,053
Income before income taxes	197,627	247,608	180,988
Income taxes	55,844	79,318	53,685
Net income	$141,783	$168,290	$127,303

Earnings Per Share:
Basic	$0.48	$0.57	$0.43
Diluted	$0.48	$0.57	$0.43

Weighted Average Shares Outstanding:
Basic	293,892	293,142	293,245
Diluted	296,357	296,407	295,285

Supplemental Data:
Depreciation and amortization	$ 67,532	$55,581	$ 64,900
Capital expenditures	106,502	186,315	149,989
Debt	601,219	707,052	615,892

	Nine Months Ended June 30
	2008		2007
Revenue	$3,896,495		$3,523,096
Operating Expenses:
Cost of sales and services	2,986,932		2,421,997
Research and engineering	54,674		49,004
Marketing	89,996		79,338
General and administrative	118,683		106,471
Loss on long-lived assets	243		1,946
Total operating expenses	3,250,528		2,658,756
Operating income	645,967		864,340
Interest expense	(21,407)		(26,261)
Interest income	1,384		1,405
Other expense, net	(4,847)		(5,679)
Income before income taxes	621,097		833,805
Income taxes	179,827		269,515
Net income	$ 441,270		$ 564,290

Earnings Per Share:
Basic	$1.50		$1.93
Diluted	$1.49		$1.90

Weighted Average Shares Outstanding:
Basic	293,253		293,137
Diluted	295,586		296,383

Supplemental Data:
Depreciation and amortization	$ 195,198		$ 151,105
Capital expenditures	418,288		542,498

Operating Highlights

Following are the results of operations for the three months ended June 30, 2008, June 30, 2007 and March 31, 2008 and for the nine months ended June 30, 2008 and 2007:

	Three Months Ended			Nine Months Ended
	June 30		March 31	June 30
	2008	2007	2008	2008	2007

U.S./Mexico Pressure Pumping Revenue	$706,689	$646,719	$643,044	$2,012,284	$1,920,901
Operating Income	146,821	215,449	126,516	455,359	688,346
Operating Income Margins	21%	33%	20%	23%	36%

Canada Pressure Pumping Revenue	$48,636	$35,169	$138,790	$ 308,772	$268,709
Operating Income (Loss)	(16,595)	(21,610)	14,481	14,878	10,607
Operating Income Margins	-34%	-61%	10%	5%	4%

International Pressure Pumping Revenue	$316,922	$277,314	$292,120	$ 897,554	$779,741
Operating Income	45,235	42,623	34,714	115,874	112,066
Operating Income Margins	14%	15%	12%	13%	14%

Oilfield Services Group Revenue	$255,981	$193,316	$209,248	$ 677,885	$ 553,745
Operating Income	49,669	41,800	37,769	127,471	111,172
Operating Income Margins	19%	22%	18%	19%	20%

Corporate
Operating Loss	$(18,272)	$(20,455)	$(26,952)	$ (67,615)	$(57,851)

June Quarter Review

U.S./Mexico Pressure Pumping Services third quarter 2008 revenue of $706.7 million was 10% higher than the March 2008 quarter (sequential) with average active drilling rigs for the same period increasing 5%. Increased activity in the Rocky Mountains, the Northeast, East Texas and the Gulf of Mexico was the primary source of the revenue improvement. Compared to the June 2007 quarter (year over year), revenue increased 9% on a 6% increase in average active drilling rigs. Increased activity in the Rocky Mountains, Mid-Continent and East Texas primarily accounts for the increased revenue. Operating income margin for U.S./Mexico increased to 21% from 20% in the previous quarter and decreased from 33% in the same quarter last year. The lower operating income margin compared to the same quarter of last year was due to lower pricing and increased material, maintenance and fuel costs.

Canada Pressure Pumping Services third quarter 2008 revenue of $48.6 million was 65% lower sequentially as the region experienced its annual spring break-up period with average drilling rig activity down 67%. Year over year revenue increased 38% with average drilling rig activity increasing 22%. The operating loss during the third quarter was less severe compared to the prior year quarter due to the improved revenue in addition to cost reduction initiatives.

International Pressure Pumping Services third quarter 2008 revenue of $316.9 million increased 8% sequentially with average active drilling rig levels increasing 4% for the same period. Revenue compared to the same quarter last year increased 14% with average active drilling rigs up 8%. Percentage changes in revenue by region compared to the second quarter of fiscal 2008 and the third quarter of fiscal 2007 are as follows:

Region	Sequential	Year Over Year
Europe(1)	25%	-8%
Middle East(1)	3%	21%
Asia Pacific	26%	5%
Russia	-3%	9%
Latin America(1)	2%	30%
Total	8%	14%

(1) During the quarter ended March 31, 2008, we revised the internal management reporting structure of our pressure pumping operations in Africa, whose results of operations were previously reported in our Europe/Africa operating segment. Our North Africa results, including Algeria and Libya, are now included in our Middle East operating segment, while our West Africa results south of Nigeria, including Angola and Gabon, are now included in our Latin America operating segment. Nigeria and coastal areas north of there remain as part of our Europe operating segment. Prior period results have been revised to conform with the current presentation.

All of our International Pressure Pumping operating segments except Russia showed sequential revenue improvement benefiting from increased activity levels. Average active drilling rigs in Europe and Asia Pacific increased 7% and 11%, respectively, from the prior quarter while our revenue in Europe and Asia Pacific increased 25% and 26%, respectively. Middle East and Latin America revenue improvement sequentially was in line with average drilling rig activity in those regions.

Year over year revenue improved 30% in Latin America and 21% in the Middle East, with average active drilling rigs increasing 3% and 4%, respectively. The Latin America increase was primarily the result of increased stimulation activity in Brazil, Venezuela and Argentina, while the Middle East increase was primarily the result of new service contracts in North Africa and Kazakhstan. Asia Pacific revenue improved 5% on an 11% increase in average active drilling rigs. In Europe, revenue declined 8% while drilling activity in the region increased 21%, largely as a result of the transfer of a stimulation vessel from the North Sea to India. Russian revenue improved 9% year over year, primarily as a result of increased stimulation activity.

Operating income margin for International Pressure Pumping was 14% for the third quarter of fiscal 2008, a sequential increase from 12% in the previous quarter and a decrease from 15% reported in the prior year June quarter.

Oilfield Services Group third quarter 2008 revenue of $256.0 million increased 22% sequentially and increased 32% year over year. Percentage changes in revenue by division compared to the second quarter of fiscal 2008 and the third quarter of fiscal 2007 are as follows:

Division	Sequential	Year Over Year
Tubular Services	16%	18%
Process & Pipeline Services	24%	45%
Chemical Services	19%	46%
Completion Tools	1%	5%
Completion Fluids	60%	31%
Total	22%	32%

All of our operating segments made positive contributions to the Oilfield Services Group's increase in revenue from the prior quarter. A 24% seasonal increase in Process & Pipeline Services and a 60% increase in Completion Fluids, primarily in the Gulf of Mexico, were the biggest contributors. Completion Tools revenue increased slightly from the previous quarter, while Tubular Services and Chemical Services revenue increased 16% and 19%, respectively.

Year over year, revenue improved 45% and 46%, respectively, for our Process & Pipeline Services and Chemical Services group, primarily as a result of increased activity levels. Completion Fluids and Tubular Services also improved markedly year over year, due to increased activity.

The Oilfield Services Group operating income margin for the quarter was 19%, up from 18% in the previous quarter and down from 22% in the prior year's third quarter.

Consolidated Geographic Highlights

The following table reflects the percentage change in consolidated revenue by geographic area for the June 2008 quarter compared to the March 2008 quarter and the June 2007 quarter. The information presented is based on our combined service and product line offering by geographic region.

Region	Sequential	Year Over Year
U.S.	12%	11%
Canada	-53%	47%
Total	1%	13%
Latin America	-2%	21%
Europe/Africa	21%	-2%
Russia	-1%	10%
Middle East	6%	29%
Asia Pacific	8%	12%
Total	4%	15%

Non-GAAP Financial Measures

A non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet, or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Any unexpected disclosures of non-GAAP financial measures discussed on the conference call mentioned below will be posted on our website as soon thereafter as practicable.

Conference Call

The Company will hold a conference call following this earnings release. The call will take place at 10:00 a.m. Central Time.

To participate in the conference call, please call 913-312-1462 ten minutes prior to the conference call start time and give the conference code number 1634930. If you are unable to participate, the conference call will be available for playback three hours after conclusion of the conference call. The playback number is 719-457-0820 and the replay entry code is 1634930. Playback will be available for five days.

The conference call will also be available via real-time webcast at www.bjservices.com. Playback of the webcast will be available following the conference call.

This news release contains forward-looking statements that anticipate future performance such as the Company's prospects, expected revenue, and expenses and profits. These forward-looking statements are based on assumptions that may prove to be inaccurate, and they are subject to risks and uncertainties that may cause actual results to differ materially from expected results. These risk factors include, without limitation, general global business and economic conditions, drilling activity and rig count, pricing volatility for oil and gas, reduction in demand for our services and products, risks from operating hazards such as fire, explosion and oil spills, unexpected litigation for which insurance and customer agreements do not provide complete protection, potential adverse results from our SEC and DOJ investigations, changes in exchange rates and declines in the U.S. dollar, and risks associated with our international operations, including potential instability and hostilities. This list of risk factors is not intended to be comprehensive. More extensive information concerning risk factors may be found in our public filings with the Securities and Exchange Commission.

BJ Services Company is a leading provider of pressure pumping, well completion, production enhancement and pipeline services to the petroleum industry.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)